Exhibit 99.1

News Release
For:	Cornerstone Bank
Release Date:	Immediate
Contact:	Norm Osborn, 252/243-5588

Cornerstone Bank increases assets to $178 million

WILSON — CB Financial Corporation, the single bank holding company for Cornerstone Bank, posted earnings of $307,000 for the first quarter of 2007, a 30.6 percent increase from the same period last year.
Assets grew to $178 million as of March 31, 2007, a 17.1% increase over the same period last year. Other key bank measurements also increased steadily. Total loans as of March 31, 2007 were $130 million (a 14 percent increase) and total deposits at first quarter-end were $154 million (a 19.4% increase).
“The year is off to a good start,” CB Financial (and Cornerstone Bank) chairman Tom Brown said. “Our performance is clearly linked to a staff that understands the culture of a community bank.”
Cornerstone Bank president Norm Osborn said the bank continues to generate a healthy blend of deposits and loans. “With a fair pricing structure, our customers are not compelled to shop their loans or deposits rates,” Osborn said.
“We also provide a pleasant banking experience,” Osborn added. “We respect our customers, and I think our customers respect our bank.”
Cornerstone Bank opened in March 2000, and has posted 23 consecutive quarters of profitability. For more information on banking products and services or on stock information, call 252-243-5588.

June 5, 2007

Disclosures about Forward Looking Statements

The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events.  The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company’s or its subsidiary’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.

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